Exhibit 99.1

 November 8, 2011

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES NINE MONTH 2011 RESULTS

Leucadia National Corporation (LUK – NYSE) today announced its operating results for the nine month period ended September 30, 2011.  Net loss attributable to Leucadia National Corporation common shareholders for the nine month period ended September 30, 2011 was $94,206,000 ($.39 per diluted common share) compared to net income attributable to Leucadia National Corporation common shareholders for 2010 of $244,090,000 ($1.00 per diluted common share).

For more information on the Company’s results of operations for 2011, please see the Company’s Form 10-Q for the nine months ended September 30, 2011, which was filed with the Securities and Exchange Commission today.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Month		For the Nine Month
	Period Ended September 30,		Period Ended September 30,
	2011	2010	2011	2010

Revenues and other income	$236,058	$185,865	$1,273,533	$734,360

Net securities gains (losses)	$7,275	$(64)	$539,215	$170,416

Income (loss) from continuing operations before income taxes
and income (losses) related to associated companies	$18,830	$(58,685)	$617,552	$69,450

Income taxes	14,035	3,540	243,196	10,936

Income (loss) from continuing operations before income (losses)
related to associated companies	4,795	(62,225)	374,356	58,514

Income (losses) related to associated companies, net of taxes	(296,812)	324,712	(470,656)	153,984

Income (loss) from continuing operations	(292,017)	262,487	(96,300)	212,498

Income from discontinued operations, including gain on
disposal, net of taxes	665	27,483	2,192	32,699

Net income (loss)	(291,352)	289,970	(94,108)	245,197

Net (income) loss attributable to the noncontrolling interest	330	(2,215)	(98)	(1,107)

Net income (loss) attributable to
Leucadia National Corporation common shareholders	$(291,022)	$287,755	$(94,206)	$244,090

Basic earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$(1.19)	$1.08	$(.40)	$.88
Income from discontinued operations, including
gain on disposal	–	.10	.01	.12
Net income (loss)	$(1.19)	$1.18	$(.39)	$1.00

Number of shares in calculation	244,580	243,317	244,378	243,307

Diluted earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$(1.19)	$1.07	$(.40)	$.88
Income from discontinued operations, including
gain on disposal	–	.10	.01	.12
Net income (loss)	$(1.19)	$1.17	$(.39)	$1.00

Number of shares in calculation	244,580	247,572	244,378	247,589